Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-33120, 333-121515, 333-144044, 333-149803, 333-167066, 333-171523, 333-190680, 333-196899, 333-267044, 333-272007, 333-287479) on Form S-8 of our report dated June 26, 2025, with respect to the financial statements of Foot Locker 401(k) Plan.

/s/ KPMG LLP

New York, New York
June 26, 2025